UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 6, 2016
(Date of earliest event reported)

DARDEN RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-13666

Florida	59-3305930
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
1000 Darden Center Drive, Orlando, Florida 32837
(Address of principal executive offices, including zip code)

(407) 245-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2016, Jeffrey A. Davis, former Senior Vice President, Chief Financial Officer of Darden Restaurants, Inc. (the “Company”), entered into a separation letter agreement (the “Separation Letter”) with the Company which will become effective after a statutory seven day revocation period expires on April 13, 2016. Under the terms of the Separation Letter, Mr. Davis releases the Company from all actual or potential claims or liabilities, with certain exceptions, and reaffirms that Mr. Davis will protect the confidential information and trade secrets of the Company for a period of five years, will not disparage the Company for a period of twelve months, will refrain from competing with the Company for a period of twelve months and will not solicit the Company's vendors, suppliers or licensees for a period of twelve months.

As consideration for Mr. Davis’ entry into the Separation Letter, the Company will, among other things, (i) provide Mr. Davis with a lump sum payment of $1,080,000 before taxes and withholdings, (ii) provide Mr. Davis with a lump sum payment of $9,400 related to the end of eligibility for medical, dental and vision benefits and all other Company welfare benefits, (iii) provide Mr. Davis with career transition services for a period of up to twelve months after his separation date at a value of up to $30,000 and (iv) transfer the Company's ownership in his Company car to Mr. Davis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARDEN RESTAURANTS, INC.

	By:	/s/ Matthew R. Broad
Matthew R. Broad
Date: April 11, 2016		Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary